Exhibit 11.1


                                   COMPETITIVE TECHNOLOGIES, INC.
                          Schedule of Computation of Earnings Per Share
                                        (Unaudited)

                                                              Year ended July 31,
                                                   1998             1997             1996
Net loss applicable to common stock             $(1,235,489)     $(1,571,045)     $ (588,101)


Common and common equivalent shares -
    diluted:
  Basic weighted average common shares
    outstanding                                   5,969,434        5,914,868       5,853,814
  Adjustments for assumed exercise of
    stock options                                    38,571*          60,294*         64,736*
  Adjustments for assumed exercise of
    stock warrants                                    3,501*          15,310*         28,445*
  Weighted average number of common and
    common equivalent shares outstanding          6,011,506        5,990,472       5,946,995

Net loss per share of common stock:
    Basic and diluted                           $     (0.21)     $     (0.27)     $    (0.10)

* Anti-dilutive.

These calculations are submitted in accordance with Regulation S-K item
601 (b) (11) which differs from the requirements of paragraph 13 of Statement of Financial Accounting Standards No. 128 because they produce an anti-dilutive result.